Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:             John Hulbert, Investors, (612) 761-6627

Erin Conroy, Media, (612) 761-5928

Target Media Hotline, (612) 696-3400

Target Corporation Announces Final Results of Any and All Tender Offers

MINNEAPOLIS (October 23, 2017) — Target Corporation (“Target”) (NYSE:TGT) today announced the final results of its previously announced tender offers (each, a “Tender Offer”, and collectively, the “Tender Offers”) to purchase for cash any and all of its debt securities listed in the table below (collectively, the “Notes” and each a “series” of Notes), which commenced on October 16, 2017 and expired at 5:00 p.m., New York City time, on October 20, 2017 (the “Expiration Date”).

Target has accepted for purchase $343,572,000 aggregate principal amount of Notes validly tendered and not validly withdrawn prior to the Expiration Date, according to the information provided by Global Bondholder Services Corporation, the tender and information agent for the Tender Offers. Global Bondholder Services Corporation has also advised that an additional $1,237,000 aggregate principal amount of Notes remain subject to guaranteed delivery procedures. Target will pay aggregate total consideration and accrued interest of approximately $469,534,016 for the Notes accepted for purchase, excluding the Notes subject to guaranteed delivery procedures. Target expects to make payment for the accepted Notes in same-day funds today, October 23, 2017 (or October 25, 2017, for Notes tendered by guaranteed delivery). The aggregate principal amount of each series of Notes accepted for purchase is set forth in the table below.

Target Corporation Announces Final Results of Any and All Tender Offers – Page 2 of 2

Any and All of the Outstanding Securities Listed Below (the “Notes”)
Title of Security	CUSIP Number	Principal Amount Outstanding	Principal Amount Tendered at Expiration Date and Accepted for Purchase	Principal Amount Subject to Guaranteed Delivery Procedures
7.000% Notes due 2038	87612EAU0	$659,818,000	$42,558,000	—
6.500% Notes due 2037	87612EAR7	$580,611,000	$79,550,000	1,192,000
6.35% Debentures due 2032	87612EAK2	$502,557,000	$152,896,000	45,000
7.00% Debentures due 2031	87612EAF3	$218,332,000	$5,182,000	—
6.65% Debentures due 2028	239753DL7	$115,827,000	$32,421,000	—
6.75% Debentures due 2028	239753DJ2	$135,479,000	$30,965,000	—

Information Relating to the Tender Offers

BofA Merrill Lynch, Deutsche Bank Securities and Goldman Sachs & Co. LLC are the dealer managers for the Tender Offers. Investors with questions regarding the Tender Offers may contact BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 387-3907 (collect), Deutsche Bank Securities at (866) 627-0391 (toll free) or (212) 250-2955 (collect) or Goldman Sachs & Co. LLC at (800) 828-3182 (toll free) or (212) 902-6595 (collect). Global Bondholder Services Corporation is the tender and information agent for the Tender Offers and can be contacted at (866) 470-3900 (toll-free) or (212) 430-3774 (collect).

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Notes.

About Target

Minneapolis-based Target Corporation (NYSE:TGT) serves guests at 1,828 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, which today equals millions of dollars a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

# # #